Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Announces the Election of a New Board Member

Fairfield, Calif. (October 13, 2006) — Copart, Inc. (NASDAQ: CPRT) today announced that on October 10, 2006, its Board of Directors elected Daniel Englander as a new director.  At the same time the Board adopted an amendment to the Company’s Bylaws increasing the size of the Board from seven directors to eight directors.

Mr. Englander is the founder and currently the Managing Partner of Ursula Investors, an investment partnership founded in 2004.  Prior to that, Mr. Englander served as the Managing Director of Allen & Company.  Mr. Englander has over 15 years of Wall Street experience. He is a graduate of Yale University.

“We are extremely happy to have Dan as a member of our Board,” stated Willis J. Johnson, Copart’s Chairman and CEO, “we believe his insight and background will help Copart continue to create value for its shareholders.”

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles, principally to licensed dismantlers, rebuilders and used vehicle dealers, through Internet sales utilizing its proprietary VB2 technology.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 122 storage locations in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000